Exhibit 99.1

FOR IMMEDIATE RELEASE	EXHIBIT 99.1

DON SPRINGER JOINS eDIGITAL BOARD OF DIRECTORS

(SAN DIEGO, CA, – October 12, 2016) – e.Digital Corporation (OTCQB: EDIG), a long standing source of innovation and future-defining patented technologies, today announced the appointment of Don Springer as an independent director of the Company. Mr. Springer replaces Eric Polis, a director since 2008, who has resigned to devote more time to his personal business interests. Mr. Springer also replaces Mr. Polis on the Compensation Committee. The Company’s Chief Financial Officer, MarDee Haring-Layton, was appointed as Corporate Secretary. The Board will continue to have five directors, four of whom are independent directors.

“Don is an experienced international executive and has built a successful business providing companies, their board of directors, and executives, with valuable knowledge and direction as a result of his extensive career,” said Fred Falk, president and CEO of eDigital. “We are excited that he has joined our Board, outside of his business, and we look forward to benefitting from his judgement and expertise. We appreciate Eric’s eight years of service on our Board and the valuable advice he brought to eDigital. I offer my profound thanks to Eric for his service to the Company.”

Since 2004, Mr. Springer has been the co-founder and Chairman of The Colton Group, a board directorship and executive advisory firm providing actionable growth strategies to ignite and accelerate growth of emerging businesses, global companies, and social enterprises. Mr. Springer has extensive growth experience from building an $800M global enterprise, to multiple venture-backed start-ups. He has Fortune 200 experience as President of a Ford Motor Co. technology subsidiary, CEO of a Microsoft VAR, EVP of an EDS venture, and an early career at Texas Instruments. Mr. Springer has served on the boards of domestic and international technology and service companies, as well as international boards while living in Europe. He holds a B.A. in Philosophy from the University of North Texas.

“eDigital is positioning itself to take advantage of multiple strategic opportunities. I look forward to adding value with the Company in their future success,” said Mr. Springer.

About e.Digital Corporation: For more than 27 years, eDigital's ideas and inventions have impacted the evolution of consumer products. Today, eDigital innovations, including its Flash-R™ portfolio of flash memory-related patents, and Nunchi® portfolio, are essential to many portable consumer electronic products. For more information about eDigital, please visit: www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that expectations are based upon reasonable assumptions, there can be no assurances that goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include the substantial uncertainties inherent in pursuing patent enforcement activities including, but not limited to the risks and costs of litigation and support activities, the timing and amount of settlements/licenses if any, the acceptance of existing and future products and technologies, the difficulty of commercializing and protecting new technology such as the Company's Nunchi, microSignet, Synap and other technologies, the impact of competitive products, technologies and pricing, general business and economic conditions, and other factors detailed in the Company's Annual Report on Form 10-K and other periodic reports filed with the SEC. Except as required by law, the Company specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT: e.Digital Corporation: Investor Relations, (858) 304-3016 ext. 205, ir@edigital.com